EXHIBIT 10.15

SUPPLY AGREEMENT

     This Supply Agreement made this 11th day of January 2002, by and among ROCK OF AGES CORPORATION, a Delaware corporation with its principal office located at 772 Graniteville Road, Graniteville, Vermont 05654 ("ROCK"); and ADAMS GRANITE CO., INC. a Vermont corporation ("Adams").

RECITALS:

     WHEREAS, ROCK and Adams have entered into a Purchase and Sale Agreement dated January 11, 2002 ("Purchase and Sale Agreement") pursuant to which ROCK has agreed to sell, and Adams has agreed to purchase, certain real estate and manufacturing assets known as the Lawson Manufacturing Plant.

     WHEREAS, capitalized terms shall have the meanings set forth in the Purchase and Sale Agreement, unless otherwise defined herein;

     WHEREAS, Pursuant to the Purchase and Sale Agreement, Adams has agreed to enter into a supply agreement with ROCK upon the terms and conditions set forth therein and herein; and

     WHEREAS, accordingly, ROCK and Adams believe it is in their mutual interests for Adams to supply granite memorials and monuments to be manufactured at the Lawson Manufacturing Plant (collectively referred to as "Monuments") at prices agreed in advance, all upon the terms and conditions as hereinafter set forth.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the parties agree as follows:

     1.    Purchase and Supply of Monuments. Adams agrees to supply ROCK and its subsidiaries, affiliates and designees (hereafter in this Agreement, the term "ROCK" shall be deemed to include Rock of Ages Corporation and its subsidiaries, affiliates and designees) with Monuments for a term of seven (7) years (herein the "Term"). ROCK will order Monuments with or without sandblast as determined in its sole discretion. ROCK presently expects that approximately twenty percent (20%) of its annual orders will be sandblast charges.

     2.    Price for Monuments and Delivery.

     a.    The price to be charged by Adams for Monuments during the Term shall be as set forth in Exhibit 2.1. Rock will purchase Monuments on open account by submitting its then current purchase order. Purchase orders may be submitted electronically or in hard copy. Each purchase order shall specify a delivery date for the Monument. Delivery dates shall be set in accordance with the then current average lead times at the ROCK manufacturing plant for the particular type of Monument to be produced. ROCK will provide Adams with a current schedule of lead times, which schedule may be amended from time to time by ROCK to reflect any changes in lead times. In the event of a conflict between the purchase order and this Agreement, this Agreement will prevail. No other terms shall be applicable to the purchase of such memorials, including, but not limited to Adam's standard sales or invoice terms. Adams will invoice ROCK on the first day of each calendar month during the Term for all Monuments shipped during the previous month, which invoice shall be payable within fifteen (15) days from invoice date on a net basis. ROCK shall use its best efforts to place orders with Adams as such orders are received by ROCK from its customers, taking account of customary seasonal patterns in the supply of Monuments.

     b.    ROCK and Adams each agree that it should be the goal of each party to provide the highest level of quality and service in the supply of Monuments. Accordingly, the parties each agrees to cooperate with each other to facilitate increased efficiencies in the manufacture of Monuments, improved quality of Monuments and, where commercially feasible, reduced lead time for the manufacture of Monuments. In furtherance of this goal, Adams agrees to allow representatives of ROCK reasonable periodic access to Adams plant upon prior notice by ROCK for the purpose of assessing order status and quality control. In addition the parties agree to meet annually to review general performance under this agreement and to discuss items of mutual cooperation.

     3.    Minimum Ordering Obligations. During the Term ROCK shall place orders for at least Three Million Dollars ($3,000,000.00) (the "Minimum Order") of Monuments from Adams in each year of the Term, commencing January 1, 2002. The Minimum Order may vary up or down by up to Ten Percent (10%) in the first year of this Agreement, and Fifteen Percent (15%) per year thereafter, provided, however, that the aggregate Minimum Order in each Two (2) year period shall equal, as nearly as possible, Six Million Dollars ($6,000,000.00).

     EXAMPLE:By way of illustration only, ROCK places orders for $2.7 million in Monuments from Adams for the year ending December 31, 2002, and $3.3 million in Monuments for the year ending December 31, 2003. ROCK has met its Minimum Order requirement for each year over the first two years of the Term.

For the purposes of measuring ROCK's compliance with the Minimum Order requirement, the first two year period shall commence on January 1, 2002 and end on December 31, 2003; the second 2 year period shall commence on January 1, 2004 and end on December 31, 2005; the third 2 year period shall commence January 1, 2006 and end on December 31, 2007; the seventh and final year of the Term shall end on December 31, 2008. If ROCK's Minimum Order for a 2 year period exceeds $6 million, then Adams shall credit ROCK's Minimum Order for the ensuing 2 year period by the excess amount. The Minimum Order for the ensuing period as adjusted by the credit is sometimes referred to herein as the "adjusted Minimum Order." Adams shall credit ROCK's Minimum Order for the seventh and last year of the Term by the amount by which the orders placed by ROCK for the fifth and sixth years of the Term exceed the adjusted Minimum Order for that period.

     EXAMPLE: By way of illustration only, assume that the adjusted Minimum Order for the 2 year period ending December 31, 2007 is $5.9 million. ROCK places orders for $3.2 million of Monuments in the year ending December 31, 2006 and $3.4 million of Monuments in the year ending December 31, 2007, for a total of $6.6 million in orders. ROCK's Minimum Order for the year ending December 31, 2008 would be calculated by subtracting $700,000 (the amount by which the combined orders placed by ROCK exceeded the adjusted Minimum Order of $5.9 million for the 2 year period ending December 31, 2007) from $3 million. The Minimum Order for the seventh and last year of the Term would thus be $2.3 million.

     During the first year of this Supply Agreement, Adams shall credit ROCK's Minimum Order for 2002 by the amount of the orders and work-in-process assumed by Adams pursuant to the Purchase and Sale Agreement. The Minimum Order in each year of this Agreement may be increased or decreased on January 1 of each year during the term based upon any increase or decrease in the prices that Adams charges to ROCK for Monuments. Any such increase or decrease in the Minimum Order shall be proportionate to the increase or decrease in prices.

      4.    Failure to Meet Minimum Order; Remedy. Adams shall provide ROCK with a report of the orders placed by ROCK under this Agreement within Thirty (30) days of the end of each 2 year period, and a report of its orders placed for the seventh year of the Term. ROCK shall verify Adam's report with its own numbers and communicate any discrepancies to Adams. If the orders over such 2 year periods (or, in the case of the seventh year, the 1 year period) are less than the adjusted Minimum Order, then ROCK shall, at its sole option: (i) place orders for Monuments in the amount of the deficiency; or (ii) pay to Adams the gross margin that Adams would have realized had such orders been placed and filled. For the purposes of this Section 3, the gross margin shall be Adams' average gross margin on sales of Monuments to ROCK over the prior 2 year period, calculated in accordance with generally accepted accounting principles, consistently applied. Adams shall keep adequate books and records sufficient to allow ROCK to calculate the average gross margin, and shall allow ROCK access to such books and records in accordance with Section 8 hereof.

     EXAMPLE: By way of illustration only, assume that ROCK's Minimum Order for the 2 year period ending December 31, 2003 is $6 million. ROCK purchases $5.7 million of Monuments for the 2 year period ending December 31, 2003, leaving of deficiency in the Minimum Order obligation of $300,000. Assume that Adams' average gross margin for the 2 year period at 20%. ROCK may, at its option: (i) place orders for up to $300,000 of Monuments, which amount shall be credited to the Minimum Order for the 2 year period ending December 31, 2003; pay $60,000 to Adams ($300,000 x 20%); or, a combination of the above two options.

     The placement of orders and/or the payment of Adams' estimated gross margin, as provided in section 4(i) or (ii) above, shall be Adam's sole and exclusive remedy for ROCK's failure to meet the Minimum Order. In no event shall ROCK be liable to Adams for any claims or demands in equity for specific performance or claims or demands at law for any further amounts or damages of any kind, whether direct or indirect, including, but not limited to, loss of revenue or profits or any special, incidental or consequential damages, even if ROCK has been advised of the possibility of such damages

     5.    Warranty. Adams hereby represents and warrants that each Monument supplied under this Agreement shall be fabricated from the memorial grade granite specified in the applicable purchase order, shall conform in all material respects to ROCK's specifications of quality and workmanship, and shall be merchantable and free from defects in material and workmanship. Adams hereby further represents and warrants to, and agrees with, ROCK that none of the Monuments to be supplied by Adams to ROCK under this Agreement will be treated with any artificial materials or liquids and the finished Monuments are the result of standard accepted polishing methods.

     6.    Defective Memorials. In the event that a Monument sold by Adams to ROCK is flawed, does not conform to the above warranty or is otherwise defective in any respect, Adams shall replace the defective Monument as soon as reasonably possible, it being understood that Adams will use its best efforts to make such replacement as quickly as possible. ROCK shall make any such claim to Adams in writing, identifying the Monument in question and the nature of the flaw, defect or warranty breach. Adams shall respond to each such notice within five (5) days of receipt thereof, and shall provide an estimated time for replacement. If Adams objects to the claim, it shall provide written notice of its objection within the five (5) day period. The parties shall negotiate in good faith to resolve the dispute. If the parties fail to reach agreement within thirty (30) days of notice of claim by ROCK, then the dispute resolution provisions in Section 12.c below shall apply.

     7.  Default; Remedies

     a.  Default. The occurrence of any one or more of the events with respect to Adams shall constitute and event of default hereunder ("Event of Default"):

     (i)      If Adams defaults in its performance of its obligations to ROCK under this Supply Agreement. For the purposes of this Agreement, a default shall include, but not be limited to, repeated and persistent warranty breaches or quality issues in the manufacture and supply of Monuments or repeated and persistent failure to meet the delivery date(s) specified in the applicable purchase orders; or Adams' failure to honor its warranty obligations to Rock.

      (ii)     If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law") Adams shall: (a) commence a voluntary case or proceeding; (b) consent to the entry of an order for relief against it in an involuntary case; (c) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (d) make an assignment for the benefit of creditors; or (e) admit in writing its inability to pay its debts as they become due.

     (iii)    If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (a) is for relief against Adams in an involuntary case; (b) appoints a trustee, receiver, assignee, liquidator or similar official for either Adams or substantially all of its properties; or (c) orders the liquidation of Adams, and the order or decree is not dismissed within 90 days.

     b.    Remedies. Upon the occurrence of an Event of Default under this Supply Agreement, ROCK shall give Adams written notice of the nature of such Event of Default. ROCK shall have such remedies as are provided for under applicable law and in this Supply Agreement, including, but not limited to, the right to terminate this Agreement.

     8.    Audit Rights. Each party shall have the right, upon reasonable notice to the other, to review the books and records of the other party to ensure its compliance with the terms of this Supply Agreement.

     9.    Mutual Customer Base. Each party acknowledges that they now service and may in the future service some of the same customers with granite memorial products. In particular, Adams has done a limited amount of business with certain ROCK authorized retailers and ROCK acknowledges that Adams will continue to do so in the future. Adams agrees and acknowledges that it is ROCK's goal to maintain and increase sales of Monuments to its authorized retailer base and that ROCK will encourage its authorized retailers to buy an increasing percentage of Monuments from ROCK. Adams acknowledges that the maintenance and enlargement of ROCK's business with its authorized retailers, and other retailers who are willing to commit to ROCK's authorized retailer program, is critical to ROCK's success and is critical to ROCK's ability to meet the Minimum Order. Accordingly, Adams will not solicit business from Rock of Ages retailers, and the parties each agree that while they may be in competition with one another from time to time, that they will deal with one another on the basis of trust, good faith and fair dealing, taking account of ROCK's stated goals above.

     10.    No Solicitation of Employees. For a period of six (6) months after the effective date of this agreement each party agrees not to, directly or indirectly, solicit or induce any employee of the other party to leave that party's employment for any reason whatsoever or to hire any of such party's employees.

     11.    Non-Disclosure of Confidential Information. Each party acknowledges that they will obtain access to confidential and proprietary information relating to their respective businesses which may or may not be trade secrets, but which is important to the way that the party does business. Each party understands, agrees and covenants that such information is valuable and is intended to be used by such party only in the performance of their respective duties under this Supply Agreement. Therefore, each party covenants and agrees that they will not use, disclose, communicate or divulge such information to any third person or use such information except as may be necessary to perform their respective duties hereunder. Each party's obligations in this section shall survive the expiration or termination of the this Supply Agreement and shall apply as long as any such confidential and proprietary information is not in the public domain.

     12.    Miscellaneous

     a.    This Supply Agreement, together with the Purchase and Sale Agreement, including all exhibits thereto, contains the entire agreement among the parties with respect to the subject matter hereof and thereof. This Supply Agreement may only be amended in writing, signed by all of the parties hereto.

     b.     Any notice required or permitted to be given hereunder shall be given in accordance with Section 9.7 of the Purchase and Sale Agreement.

    c.    This Supply Agreement will be governed by the substantive and procedural laws of the State of Vermont without regard to conflicts of laws principles. Any disputes, controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award may be entered in any court having jurisdiction thereof. The arbitration shall take place in the City of Barre, Vermont.

     d.     This Supply Agreement shall be binding on each party's successors and assigns. This Supply Agreement shall not be assigned by any party hereto without the express prior written consent of the other party. Adams shall not subcontract any of the work to be performed hereunder without the written consent of ROCK, which consent shall not be unreasonably withheld.

     e.    Subject to section 12.d above, this agreement shall be binding upon and inure solely to the benefit of each party and to the party's permitted successors and assigns; and nothing in this agreement, express or implied, is intended to or shall confer upon any other person an right, benefit or remedy of any nature whatsoever under or by reason of this agreement.

     f.    The headings of Sections in this Supply Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Supply Agreement unless otherwise specified.

     g.    Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of any act of God, accidents, labor disputes, military conflicts, insurrections, riots, explosions, lightning, earthquake, fires, storms, floods or other cause outside of the party's reasonable control or other force majeure; provided that, such party promptly gives written notice of the condition and undertakes commercially reasonable efforts to circumvent the effects of such force majeure. In any such event, the time for performance will be extended for a period equal to the duration of any delay occasioned by the force majeure, provided, however, that such extension period shall not exceed four (4) weeks.

     h.    Each Exhibit delivered pursuant to the terms of this agreement shall be in writing and shall constitute a part of this agreement. The parties may agree with respect to any Exhibit required to be attached to this agreement, that such Exhibit, if mutually satisfactory, may be attached to this agreement after the date of execution hereof and after mutual approval thereof, such subsequently attached Exhibit shall be treated as if it were attached to this agreement as of the date of execution of this agreement. All Exhibits attached hereto are specifically incorporated herein by reference and made a part hereof. The words "agreement," "herein" and "hereof" as used herein shall in all respects include the entirety of this agreement together with all Exhibits attached hereto and all documents required or permitted to be delivered hereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement all as of the date first above written.

WITNESS                                          ROCK OF AGES CORPORATION

                                                            By: __________________________________
                                                                  Kurt M. Swenson, Chairman/CEO

WITNESS                                          ADAMS GRANITE COMPANY, INC.

                                                            By: __________________________________
                                                                  Kerry F. Zorzi, President

EXHIBIT 2.1
TO
SUPPLY AGREEMENT
Between
ADAMS GRANITE CO., INC.
and
ROCK OF AGES CORPORATION

Pricing

Until December 31, 2002

Prices shall be 43.35% below those listed in the 2001 Adams Granite Co. price book (attached to this Exhibit 2.1) for the monuments shown therein, provided, however, that prices for sandblast shall be 49% below those listed in the Adams Granite Co. price book.

After December 31, 2002

Beginning January 1, 2003 and on each successive January 1 during the term thereafter, Adams may increase its prices from those set in the previous year by an amount equivalent to the increase in Adams's production costs during the prior year, provided, however, that the prices charged hereunder shall remain competitive with the prevailing prices for monuments and sandblast from other manufacturers in the Barre, Vermont area; and provided further that any annual price increase shall not be made more than once annually and shall be capped at Five Percent (5%). Such price increases shall be communicated in writing by Adams to ROCK and shall be effective thirty (30) days from the date that such communication is received by ROCK. Any notice of price increase shall include a breakdown of the increased production costs showing how the new prices were calculated. ROCK shall have full access to Adams's books and records to verify such price increases, and shall have thirty (30) days in which to object to such price increases. If ROCK objects to the price increases, the parties shall negotiate in good faith to reach agreement on the revised pricing. If the parties fail to reach agreement within thirty (30) days of notice of such objection by ROCK, then the dispute resolution provisions in Section 9.c of the Agreement shall apply. During any such dispute, Adams shall continue to supply Monuments to ROCK under the new pricing schedule, provided, however, that the difference between the old and new prices shall be deposited by ROCK into an escrow account pending resolution of the dispute.

For the purposes of this Agreement, production costs shall be limited to:

Direct labor
Indirect labor
Benefits
Power and fuel
Supplies
Materials
Property taxes on Plant and Improvements
Property and Casualty Insurance

EXHIBIT 10.16

SUPPLY AGREEMENT

SUPPLY AGREEMENT made this 20th day of August, 2001 is by and between ROCK OF AGES CORPORATION, a Delaware corporation with a principal place of business at 772 Graniteville Road, Graniteville, Vermont 05654 ("Rock"); KEYSTONE MEMORIALS, INC., a Georgia corporation with a principal place of business at Elberton, Georgia ("KMI"); and IMEX INTERNATIONAL, INC., a Georgia corporation with a principal place of business at 1519 Woodyard Road, Elberton, Georgia ("IMEX").

WHEREAS, Rock and KMI have entered into a Purchase and Sale Agreement dated August 20, 2001 ("Purchase and Sale Agreement") pursuant to which Rock has agreed to sell, and KMI has agreed to purchase, certain real property and equipment owned by Rock's wholly-owned subsidiary, Childs & Childs Granite Co., Inc.;

WHEREAS, in payment of the purchase price under the Purchase and Sale Agreement, KMI has executed a Promissory Note dated August 20, 2001 ("Note") in the principal amount of $840,000, together with interest thereon at 8% per annum, payable in 12 quarterly installments of principal and interest in accordance with the terms of a certain amortization schedule attached to the Note as Exhibit A;

WHEREAS, Rock and KMI have agreed that the Note may be paid by KMI in kind rather than in United States currency, provided that KMI is not in default of its obligations under the Purchase and Sale Agreement, the Note and this Agreement;

WHEREAS, IMEX supplies diamond tools and supplies used in the granite quarrying and manufacturing industry and also distributes certain granite products, including curbing and slabs;

WHEREAS, KMI supplies granite products, including slabs, curbing and other products; and

WHEREAS, in exchange for the supply of granite slabs and curbing by KMI to IMEX, IMEX is willing to supply Rock with diamond tools and supplies of equal value, and Rock is willing to accept such supplies in exchange for the payment of KMI's obligations under the Purchase and Sale Agreement and the Note.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement and in the Purchase and Sale Agreement, the parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

Unless defined below or elsewhere in this Agreement, all capitalized terms shall have the meanings set forth in the Purchase and Sale Agreement or the Note.

a. "KMI Product" shall mean granite curb products and granite slabs used for making granite curb products.

b. "IMEX Product" shall mean diamond tools used in granite quarrying, cutting, polishing and manufacturing applications, including, but not limited to diamond segments and diamond wire used in sawing applications.

c. "Total Quarterly Invoice Amount" shall mean the total dollar amount of invoices for product shipped during a quarter, including any taxes and shipping charges, less any credits given for defective products.

2. KMI's SUPPLY OBLIGATION

a. Products

KMI shall supply IMEX with KMI Product, subject to the terms and conditions set forth below:

b. Price

(i) Prices shall be those in effect at the time the order is placed. KMI shall ensure that the prices charged to IMEX for KMI Product shall be no higher than the lowest prices charged to customers purchasing like quantities of products.

(ii) Any applicable duties and sales, use, excise, value-added, and/or similar taxes will be for the account of IMEX and will be added to the invoice as a separate charge

(iii) Delivery shall be made FOB seller's factory. All transportation charges shall be for the account of IMEX and shall be added to the invoice as a separate charge. IMEX shall designate the freight carrier to be used by KMI for shipment of KMI Product.

(iv) Payment by IMEX for KMI Product shipped shall be made in kind in accordance with section 3.a below.

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c. Minimum Supply

In each quarter from the date hereof, IMEX shall place orders for, and KMI shall supply IMEX at least that quantity of KMI Products so that the Total Quarterly Invoice Amount for KMI Product is equal (as nearly as possible) to the quarterly payment due under the Note. To facilitate verification of KMI's supply obligation, no later than 15 days after the end of each quarter during the term of this Agreement, KMI shall provide Rock and IMEX copies of all invoices for product shipped during that quarter, together with a statement of credit given for any defective KMI Product.

d. Shipment; Invoicing

IMEX shall place orders for the then current quarter within the first 45 days of that quarter, and KMI shall ship and invoice IMEX for the KMI Product in each quarter during the term of this Agreement. KMI shall use its best efforts to ship that amount of KMI Product so that the Total Quarterly Invoice Amount is equal to the quarterly payment of principal and interest due under the Note.

e. Warranty

KMI warrants that the KMI Product will conform to KMI specifications and will be of KMI's standard quality for granite curbing or granite slabs used in curbing applications. IMEX's exclusive remedy under this warranty shall be the replacement of any product that does not conform to this warranty. KMI shall not be liable for any incidental or consequential damages.

3. IMEX's SUPPLY OBLIGATION

a. Products

In exchange for KMI's supply of product to IMEX, IMEX shall supply Rock with IMEX Product, subject to the terms and conditions set forth below:

b. Price

(i) Prices shall be those in effect at the time the order is placed. IMEX shall ensure that the prices charged to Rock for IMEX Product shall be no higher than the lowest prices charged to customers purchasing like quantities of products.

(ii) Any applicable duties and sales, use, excise, value-added, and/or similar taxes will be for the account of Rock and will be added to the invoice as a separate charge

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(iii) Delivery shall be made FOB seller's factory. All transportation charges shall be for the account of Rock and shall be added to the invoice as a separate charge. Rock shall designate the freight carrier to be used by IMEX for shipping IMEX Product.

(iv) Payment by Rock for product shipped shall be made in kind in accordance with section 3.e below.

c. Minimum Supply

In each quarter from the date hereof, IMEX shall supply Rock at least that quantity of IMEX Products that is equal in value to the quarterly amount due under the Note, or the Total Quarterly Invoice Amount for KMI Product shipped to IMEX during that quarter, whichever is lower. For the purposes of this section, the value of IMEX Product supplied shall be the Total Quarterly Invoice Amount for IMEX Product during the quarter. To facilitate verification of IMEX's supply obligation, no later than 15 days from the end of each quarter during the term of this Agreement, IMEX shall provide Rock and KMI copies of all invoices for product shipped during that quarter, together with a statement of credits for defective IMEX Product.

d. Order Placement

Rock shall place orders on IMEX for the IMEX Product from time to time during each quarter. Rock shall place, and IMEX shall ship, such orders so that the Total Quarterly Invoice Amount for the IMEX Product will equal, as nearly as possible, the total quarterly payment due under the Note.

d. Warranty

IMEX warrants that the products conform to Rock's specifications and will be of IMEX's highest quality and will be merchantable and fit for the applications in which such products are used. In the event that a product supplied by IMEX proves defective or otherwise does not conform to warranty, IMEX shall replace the product or, if such IMEX product proves unsuitable for the application in which it is used, IMEX shall supply Rock with suitable product from a different manufacturer.

e. Note Payments

In exchange for the supply of diamond tool products by IMEX, Rock shall apply the Total Quarterly Invoice Amount for the IMEX Product shipped during a quarter to the quarterly amount due on the Note.

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4. PROCEDURE FOR APPLYING NOTE PAYMENTS

It is the general intent of the parties that the Total Quarterly Invoice Amount of the products supplied under this Agreement in each quarter equal as nearly as possible the amount of principal and interest due under the Note each quarter. Each party recognizes that it will be impossible for the quarterly payments in kind to exactly equal the amount due in a particular quarter under the Note. Accordingly, the parties agree that the following procedures apply:

a. Quarterly Reporting and Revised Amoritzation Schedule

Within 30 days of the end of each quarter, Rock shall prepare a report showing:

(i) The Total Quarterly Invoice Amount for KMI Product shipped to IMEX during the quarter;

(ii) the Total Quarterly Invoice Amount of IMEX Product shipped to Rock during the quarter;

(iii) the total amount applied against the outstanding principal and interest due on the Note (which amount shall be equal to the lesser of the quarterly payment due under the Note or the Total Quarterly Invoice Amount of IMEX Product shipped to Rock during that quarter); and

(iv) a calculation of the remaining principal balance of the Note and a revised amortization schedule, with a demand for payment of any deficiency, if applicable.

b. Overpayment/Deficiency

In the event that the Total Quarterly Invoice Amount for IMEX Product supplied during a quarter is greater than the quarterly amount due under the Note, the excess over the amount due shall be treated as a prepayment under the Note. Subject to the limitations below, any such prepayment shall be applied first to interest due on the outstanding principal balance and then to reduction of principal. In the event that the Total Quarterly Invoice Amount of the IMEX Product supplied during a quarter is less than the amount due under the Note, the payment shall be applied first to the interest due on the outstanding principal balance and then to reduction of principal, and any unpaid principal shall continue to bear interest until it is paid. KMI and IMEX shall have 15 days from the date that they receive Rock's quarterly report to cure any deficiency, unless Rock waives such deficiency in writing and allows it to be carried over to the next quarterly payment, in which case Rock shall issue a revised amortization schedule. KMI and IMEX each agree and understand that while they must use their best efforts to ensure that the Total Quarterly Invoice Amount for their respective products will equal as nearly as possible the quarterly payment due under the Note, in no event shall the Total Quarterly Invoice Amount exceed 5% of the total quarterly payment due under the Note. If the Total Quarterly Invoice Amount does exceed 5% in a quarter, then any amount over the 5% shall be applied to the next quarterly payment under the Note and shall not be treated as a prepayment.

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c. KMI and IMEX Supply Relationship

IMEX shall only be obligated to supply that amount of IMEX Product as is equal in value to the amount of KMI Product supplied to IMEX. Notwithstanding the foregoing, KMI and IMEX may agree amongst themselves, with written notice of such agreement given to Rock, to purchase and ship more or less KMI Product in a given quarter, provided, however that such an agreement shall have no effect on IMEX's supply obligation to Rock and IMEX shall continue to meet the minimum supply obligation to Rock.

5. DEFAULT; REMEDIES

a. KMI and IMEX

The occurrence of any one or more of the events with respect to KMI or IMEX shall constitute and event of default hereunder ("Event of Default"):

(i) If KMI or IMEX defaults in their performance of their respective obligations, whether to Rock or to each other, under this Supply Agreement.

(ii) If KMI defaults in its performance of its obligations to Rock under the Purchase and Sale Agreement or the Note.

(iii) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law") either KMI or IMEX shall: (a) commence a voluntary case or proceeding; (b) consent to the entry of an order for relief against it in an involuntary case; (c) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (d) make an assignment for the benefit of creditors; or (e) admit in writing its inability to pay its debts as they become due.

(iv) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (a) is for relief against either KMI or IMEX in an involuntary case; (b) appoints a trustee, receiver, assignee, liquidator or similar official for either KMI or IMEX or substantially all of their respective properties; or (c) orders the liquidation of either KMI or IMEX, and in each case the order or decree is not dismissed within 90 days.

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b. Remedies

Upon the occurrence of an Event of Default under this Supply Agreement, Rock shall have such remedies as are provided for in this Supply Agreement, the Note and the Mortgage, including, but not limited to, the right to declare the entire unpaid principal balance of the Note, together with interest thereon, due and payable in lawful currency of the United States. Rock shall also have any and all rights to foreclose on any security and collateral taken in connection with the execution and delivery of the Note.

6. AUDIT RIGHTS

Rock, KMI and IMEX shall each have the right, upon reasonable notice to the other, to review the books and records of each party to ensure their compliance with the terms of this Supply Agreement, the Purchase and Sale Agreement, and the Note.

7. MISCELLANEOUS

a. This Supply Agreement, together with the Purchase and Sale Agreement, the Note and the Mortgage, including all exhibits thereto, contains the entire agreement among the parties with respect to the subject matter hereof and thereof. This Supply Agreement may only be amended in writing, signed by all of the parties hereto.

b. Any notice required or permitted to be given hereunder shall be given in accordance with Section 14.f of the Purchase and Sale Agreement.

c. This Supply Agreement will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

d. Any disputes, controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award may be entered in any court having jurisdiction thereof. The arbitration shall take place in the City of Baltimore, Maryland.

e. This Supply Agreement shall be binding on each party's successors and assigns. This Supply Agreement shall not be assigned by any party hereto without the express prior written consent of each of the other parties.

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f. The headings of Sections in this Supply Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Supply Agreement unless otherwise specified.

IN WITNESS WHEREOF, the parties have executed this Supply Agreement as of the date first above written.

WITNESSES:                                          KEYSTONE MEMORIALS, INC.

                                                            By: __________________________________
                                                                  George T. Oglesby, III, Duly Authorized

WITNESS                                          IMEX INTERNATIONAL, INC.

                                                            By: __________________________________
                                                                  Massoud Besharat, President

WITNESS                                          ROCK OF AGES CORPORATION

                                                            By: __________________________________
                                                                  Kurt M. Swenson, Chairman/Chief Executive Officer

EXHIBIT 10.17

PROMISSORY NOTE

$250,000.00

January 11, 2002
Barre, Vermont

     For value received, the undersigned Borrower promises to pay to Rock of Ages Corporation, a Delaware corporation ("Lender"), or order, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00) U.S., together with interest on the outstanding principal balance at a fixed rate of Six and 75/100 Percent (6.75%) per annum, calculated on the basis of the actual number of days elapsed in a 365 or 366 day year.

     Principal and interest shall be paid as follows:

     a.    A single payment of interest only in the sum of Nine Hundred Twenty-Four and 66/100 Dollars ($924.66) shall be due and payable on February 1, 2002.

     b.    A monthly installment of principal and interest in the sum of One Thousand Nine Hundred One and 7/100 Dollars ($1,901.01) shall be due and payable on March 1, 2002, and on the first day of each month thereafter until the entire principal amount has been paid in full.

     c.    The entire outstanding principal balance, together with all accrued interest and any other charges due hereunder, shall be due and payable in full on February 1, 2022.

     Borrower shall pay to the Note holder the late charge of five (5%) percent of any payment not received by the Note holder within five days after the payment is due.

     This Note may be prepaid in whole or in part at any time without prepayment premium or penalty. Any partial prepayment shall be applied against the outstanding principal balance and shall not postpone the due date of any subsequent installments or change the amount of such installment, unless the Note holder shall otherwise agree in writing.

     Presentment for payment, protest, notice of protest, demand, and notice of non-payment are hereby waived by all makers, sureties, guarantors and endorsers. This Note shall be the joint and several obligations of all makers, sureties, guarantors and endorsers.

     Installment payments of principal and interest shall be applied first to pay interest and then to pay principal. If any installment under this Note is not paid when due and remains unpaid after a date specified by a notice to Borrower, the entire outstanding principal balance and accrued interest thereon shall at once become due and payable in full at the option of the Note holder. The date specified shall not be less than thirty days from the date such notice is mailed. The Note holder may exercise this option to accelerate during any default by Borrower regardless of any prior forbearance.

     Failure by the Note holder to exercise any rights or remedies hereunder shall not constitute a waiver of such right in the event of a subsequent default. Upon the occurrence of a default or event of default, Borrower promises to pay all costs of collection, including reasonable attorney's fees.

     Any notice to Borrower provided for in this Note shall be given by mailing such notice by certified mail, return receipt requested, addressed to Borrower at 58 Pittman Road, Barre, Vermont 05641, or to such other address as Borrower may designate by notice to the Note holder. Payments shall be made to the Note holder, and any notice to the Note holder shall be given, by personally delivering such payment or notice, or by mailing such payment notice by certified mail, return receipt requested, to the Note holder at 772 Graniteville Road, Graniteville, Vermont 05654, Attn: Kurt M. Swenson, Chairman/CEO, or to such other person and address as may have been designated by notice to Borrower.

     If any provision of this Note should conflict with applicable law, such conflict shall not affect any other provision that can be given effect without the conflicting provision, and the provisions of this Note shall be severable. All rights and obligations under this Note shall be governed by and construed in accordance with the laws of the State of Vermont.

     This Note is secured by Junior Mortgages and security interests granted by Borrower on even date with respect to granite monument manufacturing facilities having addresses of 58 and 90 Pitman Road, Barre, Vermont. This Note evidences indebtedness incurred to finance an income producing business. Borrower's principal shareholder has executed this Note as co-signer, to induce Lender to make the loan.

     IN WITNESS WHEREOF, the undersigned Borrower and Co-signer have executed this Note as of the date set forth above.

In the Presence of:                                         Borrower
                                                                     Adams Granite Co., Inc.

Witness                                                         By: __________________________________
                                                                     Kerry F. Zorzi, President

NOTICE TO CO-SIGNER: YOUR SIGNATURE ON THIS NOTE MEANS THAT YOU ARE EQUALLY LIABLE FOR REPAYMENT OF THIS LOAN. IF THE BORROWER DOES NOT PAY, THE LENDER HAS A LEGAL RIGHT TO COLLECT FROM YOU.

                                                                       Co-signer

Witness                                                         __________________________________
                                                                     Kerry F. Zorzi, Individually

EXHIBIT 10.18

PROMISSORY NOTE

$800,000.00

October 26, 2001

FOR VALUE RECEIVED, the undersigned MIZE ACQUISITION, INC. (Maker) promises to pay to ROCK OF AGES CORPORATION (Payee) the sum of Eight Hundred Thousand Dollars ($800,000.00) together with interest per annum theeon at the New York Prime Rate, as the same may be published in the Wall Street Journal, Eastern Edition, from time to time, payable as follows:

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Purchase and Sale Agreement, dated October 26, 2001 by and between Maker, Payee and Childs & Childs Granite Company, Inc. (the "Agreement"), and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Agreement.

1. PAYMENT.

1.1 PRINCIPAL AND INTEREST.

The principal amount of this Note shall be due and payable in six (6) installments of Eighty Five Thousand Dollars ($85,000.00) commencing on December 31, 2002 and on December 31 of each year thereafter, followed by a balloon payment of Two Hundred Ninety Thousand Dollars ($290,000.00) (together with any accrued unpaid interest) on October 26, 2008. Interest on the unpaid balance of this Note shall be due and payable quarterly, beginning on December 31, 2001 and on the last day of each calendar quarter thereafter.

1.2 MANNER OF PAYMENT.

All payments of principal and interest on this Note shall be made by certified or bank cashier's check at Payee's principal office or at such other place in the Unted States of America as Payee shall designate to Maker in writing, or by wire transfer of immediately avaiable funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due ont he next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Georgia.

1.3 PREPAYMENT.

Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. Any partial prepayments shall be applied to installments of principal in inverse order of their maturity.

1.4 RIGHT OF SET-OFF.

If there is an Event of Default under this Note, Payee shall have the right to set-off against any amount due hereunder any amount due from Maker under the Supply Agreement, as provided in Section 7.b thereof.

2. DEFAULTS.

2.1 EVENTS OF DEFAULT.

The occurrence of any one or more of the following events with respect to Maker shall constitute and event of default hereunder ("Event of Default"):

(a)  If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for fifteen (15) days after Payee notified Maker therein writing.

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within ninety (90) days.

(d) If Maker shall breach any of its obligations to Payee under the Purchase and Sale Agreement or the Supply Agreement or the Mortgage.

2.2 NOTICE BY MAKER.

Maker shall notify Payee in writing within five (5) days after the occurrence of any Event of Default of which Maker acquires knowledge.

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2.3 REMEDIES.

Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, (ii) exercise its setoff rights as provided in section 1.4 above, and (iii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sumes due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees.

3. MISCELLANEOUS.

3.1 WAIVER.

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be dicharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, protest and notice of dishonor and protest.

3.2 NOTICES.

Any notice required or permitted to be given hereunder shall be given in accordance with Section 16.i of the Agreement.

3.3 SEVERABILITY.

If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full and effect to the extent not held invalid or unenforceable.

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3.4 GOVERNING LAW;DISPUTE RESOLUTION.

This Note will be governed by the substantive and procedural laws of the State of Georgia without regard to conflicts of laws principles. Any disputes, controvery or claim arising out of this Note shall be settled by arbitration as provided in Section 19.e of this Agreement.

3.5 PARTIES IN INTEREST.

This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except by will or, in default thereof, by operation of law.

3.5 PARTIES IN INTEREST.

The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified.

All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

                                                                      MIZE ACQUISITION, INC.

Witness                                                         By: __________________________________
                                                                     Robert W. Mize, III, President

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EXHIBIT 10.19

PROMISSORY NOTE

$840,000

August 20, 2001

FOR VALUE RECEIVED, KEYSTONE MEMORIALS, INC., a Georgia corporation ("KMI"), promises to pay to ROCK OF AGES CORPORATION, a Delaware corporation ("Rock"), in accordance with the terms of a certain Supply Agreement among KMI, Rock and IMEX INTERNATIONAL, INC. ("Supply Agreement"), the principal sum of Eight Hundred Forty Thousand Dollars ($840,000), together with interest on the unpaid principal balance at an annual rate equal to 8%, in the manner provided in the Supply Agreement.

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Purchase and Sale Agreement, dated August 20, 2001, by and between KMI, Rock and Childs & Childs Granite Co., Inc., (the "Purchase and Sale Agreement"), and is subject to the terms and conditions of the Purchase and Sale Agreement and the Supply Agreement, which are, by this reference, incorporated herein and made a part hereof.

1. PAYMENTS.

a. This Note shall be paid over a thirty-five (35) month period in consecutive quarterly installments of principal and interest, payable in arrears as shown on the amortization schedule attached as Exhibit A, commencing on August 20, 2001, until paid in full, within such 35 month period.

b. All payments of principal and interest on this Note shall be made in accordance with the terms of the Supply Agreement.

2. DEFAULTS.

a. The occurrence of any one or more of the following events with respect to KMI shall constitute an event of default hereunder ("Event of Default"):

(1) If KMI shall fail to pay when due any payment of principal or interest on this Note (whether such payment is to be made is cash or in kind under the terms of the Supply Agreement).

(2) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), KMI shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(3) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against KMI in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for KMI or substantially all of KMI's properties, or (iii) orders the liquidation of KMI, and in each case the order or decree is not dismissed within 90 days.

(4) If either KMI or IMEX otherwise defaults in their respective obligations under the Supply Agreement.

b. Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived), Rock may, at its option, (i) by written notice to KMI, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable in lawful money of the United States, regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from KMI all sums due under this Note and the right to foreclose any security interest taken by Rock to secure KMI's obligations hereunder. KMI shall pay all reasonable costs and expenses incurred by or on behalf of Rock in connection with Rock's exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees.

3. PREPAYMENT.

a. This Note may be prepaid in cash at any time without penalty.

b. This Note may not be prepaid in kind, except as provided in the Supply Agreement.

4. MISCELLANEOUS.

a. The rights and remedies of Rock under this Note shall be cumulative and not alternative. No waiver by Rock of any right or remedy under this Note shall be effective unless in writing signed by Rock. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Rock will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Rock arising out of this Note can be discharged by Rock, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Rock; (b) no waiver that may be given by Rock will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on KMI will be deemed to be a waiver of any obligation of KMI or of the right of Rock to take further action without notice or demand as provided in this Note. KMI hereby waives presentment, demand, protest and notice of dishonor and protest.

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b. Any notice required or permitted to be given hereunder shall be given in accordance with Section 14.f of the Purchase and Sale Agreement.

c. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

d. This Note will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

e. This Note shall bind KMI and its successors and assigns. This Note shall not be assigned or transferred by Rock without the express prior written consent of KMI, except by operation of law.

f. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified.

g. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

THIS NOTE IS SECURED BY A FIRST PRIORITY SECURITY DEED DATED OF EVEN DATE.

IN WITNESS WHEREOF, KMI has executed and delivered this Note as of the date first stated above.

                                                                      KEYSTONE MEMORIALS, INC.

Witness                                                         By: __________________________________
                                                                     George T. Oglesby, III, Duly Authorized